Exhibit 10.17.02

SWANK, INC.

90 PARK AVENUE

NEW YORK, NEW YORK 10016

February 3, 2012

Mr. John Tulin

90 Park Avenue, 13th Floor

New York, NY 10016

Mr. James E. Tulin

8800 North Gainey Center Drive

Suite 278

Scottsdale AZ 85258

Re:	Termination of Stockholders Agreement

Gentlemen:

Reference is made to that certain Stockholders Agreement dated March 1, 2006 (the “Stockholders Agreement”) among Swank, Inc. (“Swank”), and John Tulin and James E. Tulin (each a “Stockholder” and collectively, the “Stockholders”).

As you know, contemporaneously herewith, Swank has entered into an Agreement and Plan of Merger dated February 3, 2012 (as the same may be amended, modified or supplemented, the “Merger Agreement”) among Swank, Randa Accessories Leather Goods LLC, Swing Acquisition LLC and Swing Merger Sub, Inc. pursuant to which, among other things, a wholly-owned, indirect subsidiary of Randa Accessories Leather Goods LLC will be merged with and into Swank (the “Merger”). One of the conditions to the Merger contained in the Merger Agreement is that the Stockholders Agreement shall have been terminated.

Accordingly, this letter will confirm the understanding and agreement of Swank and each of the Stockholders that the Stockholders Agreement shall terminate effective immediately prior to the effective time of the Merger. This letter agreement is subject to, and contingent upon, the closing of the Merger. If the Merger Agreement is terminated, this letter agreement shall be null and void and of no force or effect, and the Stockholders Agreement will not be terminated and shall remain in full force and effect.

This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This letter agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and there are no representations, warranties, covenants or understandings relating to the subject matter hereof other than those expressly set forth herein. No amendment or modification of any of the terms or provisions of this letter agreement shall be valid unless in writing and signed by Swank and the Stockholders, and no waiver of any of the terms or provisions of this letter agreement shall be valid unless in writing and signed by the party waiving such terms or provisions. No waiver of a breach or performance of any provision hereof shall be deemed a waiver of any subsequent breach or default of any kind or nature. The invalidity or unenforceability of any provision of this letter agreement, or part of any provision of this letter agreement, shall not affect the other provisions or parts hereof, and this letter agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted. This letter agreement may be executed (including by facsimile or email (pdf) transmission) in two or more counterparts, each of which shall be considered to be an original, but all of which, when taken together, shall constitute one and the same instrument. This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to conflicts of laws principles thereof, or any other laws the effect of which would be to apply the laws of any state or jurisdiction other than the State of New York.

Swank is asking that each Stockholder, at your earliest convenience, sign this letter to confirm your consent and agreement to the foregoing, return one (1) signed copy of the letter to me by e-mail/pdf at jkas@swankinc.com, and return one (1) original signed copy of this letter to my attention.

Sincerely,

SWANK, INC.

By:	/s/ Jerold R. Kassner
Jerold R. Kassner
Executive Vice President

Consented to and Agreed:

/s/ John Tulin
John Tulin

/s/ James E. Tulin
James E. Tulin

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